Exhibit 99

PA Consulting Group and Hagler Bailly Join Forces in Global Consulting Arena

LONDON and ARLINGTON, Va., June 19 /PRNewswire/ -- PA Consulting Group (PA) announced today that it has signed a definitive agreement to acquire the outstanding shares of common stock of Hagler Bailly, Inc. (Nasdaq: HBIX - news), a major international management and economic consulting firm with a significant US presence and renowned capabilities in the energy and network industries, in a cash transaction equal to $5.32 per share subject to possible adjustment and valued at approximately US$96 million.

The agreement covers the acquisition of all of Hagler Bailly's operations worldwide and builds PA's global presence to some 3,300 staff, with 700 in North and Latin America, 2,350 in Europe, and some 250 in Asia Pacific. The combined organization will operate under the PA global brand name from the date of completion which is expected to be in September, subject to shareholder and regulatory approval and customary closing conditions. Jeremy Asher, Group Chief Executive at PA, said:

"Both our organizations are excited by the opportunity this deal gives us to enhance the service we offer clients, through the expansion in our geographic coverage and the strengthening of our expertise and capabilities. The combination of PA and Hagler Bailly builds on the high growth PA has recently enjoyed in the US. Working for many Fortune 100 companies, we have been doubling the size of our US business each year for some time now. Hagler Bailly adds to our expertise, especially in the energy and transport sectors, and builds our presence significantly in both North and Latin America as well as enhancing our presence in Asia and other parts of the world. Our two firms coming together will create a powerful combination of capabilities to offer our clients globally."

PA Consulting is a major management, systems and technology consultancy, working across the energy, finance, information, manufacturing, pharmaceutical and government sectors. With corporate headquarters in London, it has 2,700 staff operating out of 30 offices in some 20 countries. PA is an employee-owned firm whose 1999 net revenues were some $500 million.

Hagler Bailly is a leading provider of strategy, economic, management and operations consulting to the energy and network industries in both the private and public sectors, and also provides environmental and general industry litigation consulting services. Headquartered in Arlington, Virginia, Hagler Bailly has around 700 staff operating out of 19 offices in 9 countries. Ten of those offices are in the US: approximately two-thirds of Hagler Bailly's 1999 gross revenues of $182 million came from work in the US and Canada.

Henri-Claude Bailly, Chairman of the Board of Directors of Hagler Bailly, commented:

"Joining PA is a strategic decision based on what we believe is best for Hagler Bailly and its shareholders. We believe that PA has proved the value of its unique approach to running a global consulting firm -- in terms of its philosophies of ownership, remuneration and long term value creation both for clients and for employees. Furthermore, we believe that the combination of our firms will be seen a first step in a growth strategy where we will see other firms as well as the best consultants joining PA. By joining forces with PA we can both take advantage of the strong synergies in our businesses and the high degree of complementarity. In particular, Hagler Bailly's clients can benefit from PA's change management and systems capabilities that, until now, Hagler Bailly has been seeking through joint ventures."
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Roger W. Gale, president and chief executive officer of PHB Hagler Bailly,
Hagler Bailly's commercial consulting subsidiary, will lead PA's new combined energy practice.

"The combination of PA's and Hagler Bailly's established energy practices will create an industry-leading energy team with some 400 staff working in the energy sector around the world," said Gale. "Moreover, it strengthens the service we can provide to our energy clients in key areas such as mergers and acquisitions, competition, markets and regulation, asset management, risk assessment, benchmarking and retail strategy."

PA's Executive Chairman, Jon Moynihan, added:

"The acquisition of Hagler Bailly is a major landmark in PA's corporate development that we believe will enhance our business and deliver real and sustainable value to PA, our people and our clients. Hagler Bailly has welcomed our approach and the combination of PA's strengths and those of Hagler Bailly make excellent business sense, strategically, culturally and geographically."

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for the purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended by Public Law 104-67. Therefore, no assurance can be given that any transaction will occur or as to the particular terms or timing thereof. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statement, due to several important factors herein identified, including the difficulty in attracting, retaining and managing professional and administrative staff, the capacity of the company to sustain and manage growth, risks related to past and potential future acquisitions and fluctuations in operating results, among others, and other risks and factors identified from time to time in the Company's filings with the SEC.

SOURCE: Hagler Bailly, Inc.